Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163322 and No. 333-150293 on Form S-8 of our report dated March 31, 2010 relating to the financial statements and financial statement schedule of American Apparel, Inc. and our report dated March 31, 2010 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of American Apparel, Inc.’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of American Apparel, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 31, 2010